EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228743, 333-237912, 333-251901, 333-259246 on Form S-3 and Registration Statement Nos. 333-125994, 333-139484, 333-159749, 333-173494, 333-180095, 333-189391, 333-205906, 333-210402, 333-256704, 333-265428, 333-266845, 333-268676, and 333-272335 on Form S-8 of our reports dated February 20, 2024, relating to the financial statements of NeoGenomics, Inc. and the effectiveness of NeoGenomics, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

San Diego, California
February 20, 2024